                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549


                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                         Date of Report: March 7, 1997



                         Commission File Number 1-5097


                             JOHNSON CONTROLS, INC.
             (Exact name of registrant as specified in its charter)



               Wisconsin                              39-0380010
         (State of Incorporation)        (I.R.S. Employer Identification No.)



        5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, WI  53201
                    (Address of principal executive office)


               Registrant's telephone number, including area code
                                (414)  228-1200

Item 5:  OTHER EVENTS

Attached for filing with the commission are the financial statements, management's discussion and analysis, and selected financial data of Johnson Controls, Inc. (JCI or the Company) for the year ended September 30, 1996. The financial statements have been reclassified to identify separately the results of operations, financial position and cash flows of the Company's discontinued Plastic Container division (PCD).

On December 6, 1996, JCI and Schmalbach-Lubeca AG/Continental Can Europe (a member of the VIAG Group) signed a definitive agreement under which
Schmalbach-Lubeca would purchase PCD.   The transaction was completed on
February 28, 1997.




                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        JOHNSON CONTROLS, INC.


Date:  March 7, 1997                    By:  Stephen A. Roell
                                             Vice President and
                                             Chief Financial Officer

                               Index to Form 8-K


(a) The following documents are filed as part of this report:

     (1) Financial Statements
         Report of Independent Accountants
         Consolidated Statement of Income for the years ended
           September 30, 1996, 1995 and 1994
         Consolidated Statement of Financial Position as of
           September 30, 1996 and 1995
         Consolidated Statement of Cash Flows for the years ended
           September 30, 1996, 1995 and 1994
         Consolidated Statement of Shareholders' Equity for the years ended
           September 30, 1996, 1995 and 1994
         Notes to Consolidated Financial Statements

         Financial Statement Schedule
         For the years ended September 30, 1996, 1995 and 1994:
           II.  Valuation and Qualifying Accounts

     (2) Quarterly Financial Data (unaudited)

     (3) Management's Discussion and Analysis

     (4) Selected Financial Data  (Five Year Summary)

     (5) Exhibits
         (23) Consent of Independent Accountants
         (27) Financial Data Schedule (electronic filing only)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Johnson Controls, Inc.

In our opinion, the consolidated financial statements as listed in the accompanying index present fairly, in all material respects, the financial position of Johnson Controls, Inc. and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
October 21, 1996, except as to Note 13
which is as of December 6, 1996 and
Note 14 which is as of March 7, 1997

Johnson Controls, Inc.
Consolidated Statement of Income

                                                                          Year ended September 30,
(in millions, except per share data)                                   1996        1995        1994
                                                                     --------------------------------
Net sales                                                            $9,210.0    $7,400.7    $6,111.7
Cost of sales                                                         7,878.3     6,236.0     5,097.9
                                                                     --------------------------------
 Gross profit                                                         1,331.7     1,164.7     1,013.8

Selling, general and administrative expenses                            852.8       769.6       702.4
                                                                     --------------------------------
 Operating income                                                       478.9       395.1       311.4

Interest income                                                           7.9         7.1         4.4
Interest expense                                                        (73.4)      (53.7)      (38.5)
Miscellaneous - net                                                       8.1       (10.2)       (2.5)
                                                                     --------------------------------
 Other income (expense)                                                 (57.4)      (56.8)      (36.6)
                                                                     --------------------------------

Income before income taxes and minority interests                       421.5       338.3       274.8

Provision for income taxes                                              171.8       143.0       119.6
Minority interests in net earnings of subsidiaries                       27.0        27.3        20.4
                                                                     --------------------------------
Income from continuing operations                                       222.7       168.0       134.8

Discontinued operations
 Income from discontinued operations, less applicable
 provision for income taxes of $9.8, $19.9, and
 $20.6, respectively, and minority interests                             12.0        27.8        30.4
                                                                     --------------------------------
Net income                                                           $  234.7    $  195.8    $  165.2
                                                                     ================================
Earnings available for common shareholders                           $  225.2    $  186.4    $  155.9
                                                                     ================================
Earnings per share from continuing operations
 Primary                                                             $   2.55    $   1.93    $   1.53
                                                                     ================================
 Fully diluted                                                       $   2.42    $   1.82    $   1.46
                                                                     ================================
Earnings per share from discontinued operations
 Primary                                                             $   0.14    $   0.33    $   0.37
                                                                     ================================
 Fully diluted                                                       $   0.13    $   0.31    $   0.34
                                                                     ================================
Earnings per share
 Primary                                                             $   2.69    $   2.26    $   1.90
                                                                     ================================
 Fully diluted                                                       $   2.55    $   2.13    $   1.80
                                                                     ================================


The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statement of Financial Position

                                                                                        September 30,
(in millions)                                                                          1996         1995
                                                                                    ---------------------
Assets

Cash and cash equivalents                                                           $  165.2     $   80.5
Accounts receivable, less allowance for doubtful
 accounts of $20.9 and $18.6, respectively                                           1,589.0      1,180.3
Inventories                                                                            344.7        277.2
Net assets of discontinued operations                                                  440.7        466.6
Other current assets                                                                   309.5        297.7
                                                                                    ---------------------
 Current assets                                                                      2,849.1      2,302.3

Property, plant and equipment - net                                                  1,320.2      1,134.6
Goodwill, less accumulated amortization of $127.2 and $104.6, respectively             548.2        464.8
Investments in partially-owned affiliates                                              128.4         90.8
Other noncurrent assets                                                                145.3        155.1
                                                                                    ---------------------
 Total assets                                                                       $4,991.2     $4,147.6
                                                                                    =====================

Liabilities and Equity

Short-term debt                                                                     $  248.1      $ 130.2
Current portion of long-term debt                                                       33.2         65.3
Accounts payable                                                                     1,178.2        854.1
Accrued compensation and benefits                                                      238.4        247.9
Accrued income taxes                                                                    44.0         33.7
Billings in excess of costs and earnings on uncompleted contracts                       83.6         87.8
Other current liabilities                                                              357.1        335.6
                                                                                    ---------------------
 Current liabilities                                                                 2,182.6      1,754.6

Long-term debt                                                                         752.2        619.3
Postretirement health and other benefits                                               167.9        167.4
Other noncurrent liabilities                                                           380.7        266.1
Shareholders' equity                                                                 1,507.8      1,340.2
                                                                                    ---------------------
 Total liabilities and equity                                                       $4,991.2     $4,147.6
                                                                                    =====================

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statement of Cash Flows

                                                                                                 Year ended September 30,
(in millions)                                                                                    1996       1995     1994
                                                                                                ---------------------------
Operating Activities

Income from continuing operations                                                                 $222.7    $168.0   $134.8
Adjustments to reconcile income from continuing operations to cash provided by operating activities of continuing operations
  Depreciation                                                                                     226.6     191.7    169.3
  Amortization of intangibles                                                                       35.9      27.4     21.8
  Equity in earnings of partially-owned affiliates                                                 (15.9)     (1.6)    (9.4)
  Deferred income taxes                                                                             34.3       1.7     (9.6)
  Other                                                                                             11.1      (1.3)     1.3
  Changes in working capital, excluding acquisition of businesses
   Accounts receivable                                                                            (202.4)   (217.2)   (94.2)
   Inventories                                                                                     (43.1)    (19.3)   (13.6)
   Other current assets                                                                             (9.3)    (37.2)   (23.2)
   Accounts payable and accrued liabilities                                                        160.6     185.7    172.5
   Accrued income taxes                                                                            (14.5)    (11.7)   (11.2)
   Billings in excess of costs and earnings on
    uncompleted contracts                                                                           (3.5)     10.8     (1.1)
                                                                                                  --------------------------
     Cash provided by operating activities of continuing operations                                402.5     297.0     337.4
     Cash provided by operating activities of discontinued operations                               65.1      73.2     109.8
                                                                                                  --------------------------
     Cash provided by operating activities                                                         467.6     370.2     447.2
                                                                                                  --------------------------

Investing Activities

Capital expenditures                                                                              (322.3)   (330.9)   (261.7)
Sale of property, plant and equipment                                                               12.3       8.9      15.9
Acquisition of businesses                                                                         (148.3)    (30.6)   (167.9)
Additions of long-term investments                                                                 (12.5)     (5.5)    (18.2)
Proceeds from long-term investments                                                                 11.9      15.2      11.5
Investing activities of discontinued operations                                                    (49.1)   (109.4)    (76.9)
Other                                                                                                0.7       0.3       0.2
                                                                                                  ---------------------------
     Cash used by investing activities                                                            (507.3)   (452.0)   (497.1)
                                                                                                  ===========================
Financing Activities

Increase (decrease) in short-term debt                                                             101.1     107.1     (17.5)
Issuance of long-term debt                                                                         155.4     218.8     202.8
Repayment of long-term debt                                                                        (83.7)   (206.8)    (26.5)
Payment of cash dividends                                                                          (80.0)    (76.3)    (71.4)
Net financing activities of discontinued operations                                                 24.4     (12.6)     (7.9)
Other                                                                                                6.9       9.7       4.4
                                                                                                  ---------------------------
     Cash provided by financing activities                                                         124.1      39.9      83.9
Effect of exchange rate changes on cash and cash equivalents                                         0.3       0.5       3.0
                                                                                                  ---------------------------
Increase (decrease) in cash and cash equivalents                                                   $84.7    ($41.4)    $37.0
                                                                                                  ===========================

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Consolidated Statement of Shareholders' Equity

                                                          Unearned               Capital in                Treasury      Cumulative
                                            Preferred    Compensation   Common   Excess of     Retained      Stock       Translation
                                   Total      Stock          ESOP       Stock    Par Value     Earnings     at Cost      Adjustments
                                   -------------------------------------------------------------------------------------------------
(in millions)
at September 30, 1993              $1,079.0   $168.1       ($153.4)      $7.0      $503.0       $633.3       ($55.1)       ($23.9)
Net income                            165.2       --            --         --          --        165.2           --            --
Reduction of guaranteed ESOP
 debt                                   6.8       --           6.8         --          --           --           --            --
Cash dividends
 Series D preferred (3.97 per
 one ten-thousandth of a share).
 net of $3.6 million tax benefit       (9.3)      --            --         --           --        (9.3)           --           --
 Common ($.72 per share)              (58.5)      --            --         --           --       (58.5)           --           --
Translation adjustments                16.4       --            --         --           --          --            --         16.4
Other, including options exercised      3.2     (4.0)           --        0.1          6.9          --           0.2           --
                                   -----------------------------------------------------------------------------------------------
at September 30, 1994               1,202.8    164.1        (146.6)       7.1        509.9       730.7         (54.9)        (7.5)
Net income                            195.8       --            --         --          --        195.8           --            --
Reduction of guaranteed ESOP
 debt                                   7.9       --           7.9         --          --           --           --            --
Cash dividends
 Series D preferred (3.97 per
 one ten-thousandth of a share).
 net of $3.1 million tax benefit       (9.4)      --            --         --           --        (9.4)           --           --
 Common ($.78 per share)              (63.8)      --            --         --           --       (63.8)           --           --
Translation adjustments                 0.3       --            --         --           --          --            --          0.3
Other, including options exercised      6.6     (4.0)           --         --         10.6          --            --           --
                                   -------------------------------------------------------------------------------------------------
at September 30, 1995               1,340.2    160.1        (138.7)       7.1        520.5       853.3         (54.9)        (7.2)
Net income                            234.7       --            --         --          --        234.7           --            --
Reduction of guaranteed ESOP
 debt                                   9.0       --           9.0         --          --           --           --            --
Cash dividends
 Series D preferred (3.97 per
 one ten-thousandth of a share).
 net of $2.7 million tax benefit       (9.5)      --            --         --           --        (9.5)           --           --
 Common ($.82 per share)              (67.8)      --            --         --           --       (67.8)           --           --
Translation adjustments               (13.8)      --            --         --           --          --            --        (13.8)
Two-for-one split of common stock        --       --            --        7.2         (7.2)         --            --           --
Other, including options exercised     15.0     (5.5)           --        0.1         14.5          --           5.9           --
                                   -------------------------------------------------------------------------------------------------
at September 30, 1996              $1,507.8   $154.6       ($129.7)     $14.4       $527.8    $1,010.7         ($49.0)     ($21.0)
                                   =================================================================================================

The accompanying notes are an integral part of the financial statements.

Johnson Controls, Inc.
Notes to Consolidated Financial Statements

Summary of Significant Accounting Policies

Principles of Consolidation:

The consolidated financial statements include the accounts of Johnson Controls, Inc. and its majority-owned domestic and foreign subsidiaries. All significant intercompany transactions have been eliminated, investments in partially-owned affiliates are accounted for by the equity method when the Company's interest exceeds 20%. Gains and losses from the translation of most foreign currency financial statements are accumulated as a separate component of shareholders' equity.

Reclassification:

The accompanying consolidated financial statements for 1996, 1995 and 1994 have been reclassified to identify separately the results of operations, financial position and cash flows of the Company's discontinued Plastic Container division. (See Note 13).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

Inventories:

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for most inventories at domestic locations. Cost of other inventories is determined on the first-in, first-out
(FIFO) method.

Property, Plant and Equipment:

The Company uses the straight-line method of depreciation for financial reporting purposes and accelerated methods for income tax purposes. The general range of useful lives for financial reporting is 10 to 50 years for buildings and improvements and 3 to 20 years for machinery and equipment.

Intangibles:

Goodwill arising from business acquisitions is amortized using the straight-line method over periods of 15 to 40 years. Patents and other intangibles are amortized over their estimated lives. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the goodwill to the net carrying value of goodwill.

Revenue Recognition:

The Company recognizes revenue from long-term contracts of the controls segment over the contractual period under the percentage-of-completion method of accounting (see "Long-Term Contracts"). In all other cases, the Company recognizes revenue at the time products are shipped or as services are performed.

Long-Term Contracts:

Under the percentage-of-completion method of accounting used for long-term contracts, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement. The amount of accounts receivable due after one year is not significant.

Earnings Per Share:

Primary earnings per share are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares and common stock equivalents which would arise from the exercise of stock options. Fully diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $5.6 million, $5.8 million and $5.9 million in 1996, 1995 and 1994, respectively. Fully diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of the stock options.

The weighted average number of shares used in the primary and fully diluted earnings per share computations were as follows:


Year Ended September 30,
(in millions of shares)
                1996    1995    1994
Primary         83.6    82.3    82.1
Fully diluted   89.9    89.1    88.5

Cash Flow:

For purposes of the Consolidated Statement of Cash Flows, the Company considers all investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Future Accounting Changes:

In March 1995, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement is effective for the Company's 1997 fiscal year. The financial statement effect of adoption is currently under review.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." This Statement requires either recognition of compensation expense in the financial statements for those companies that adopt the fair value based accounting method or expanded disclosure of pro forma net income and earnings per share information for those companies that retain the current accounting method set forth in Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees." The Company plans to retain the current accounting method set forth in APB 25 and will begin expanded disclosure in its fiscal 1997 financial statements.

Note 1 - Inventories

                                  September 30,
(in millions)                    1996      1995
                               -------------------
Raw materials and supplies      $155.8    $113.3
Work in process                   94.7      90.5
Finished goods                   136.3     118.2
                               -----------------
FIFO inventories                 386.8     322.0
LIFO reserve                     (42.1)    (44.8)
                               -----------------
LIFO inventories                $344.7    $277.2
                               =================

Inventories valued by the LIFO method of accounting were approximately 47% and 52% of total inventories at September 30, 1996 and 1995, respectively.

Note 2 - Property, Plant and Equipment

                                           September 30,
(in millions)                             1996      1995
                                        -------------------
Buildings and improvements                $669.9    $540.7
Machinery and equipment                  1,743.4   1,538.2
Construction in progress                   141.7     169.4
                                         -----------------
                                         2,555.0   2,248.3

Land                                        63.5      52.6
                                         -----------------
                                         2,618.5   2,300.9

Less accumulated depreciation           (1,298.3) (1,166.3)
                                        ------------------
Property, plant and equipment - net     $1,320.2  $1,134.6
                                        ==================

Interest costs capitalized during 1996, 1995, and 1994 were $5.3 million, $7.9 million and $4.2 million, respectively.

Note 3 - Leases

Certain administrative and production facilities and equipment are leased under long-term agreements. Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property during or at the end of the lease term. Leases generally require the Company to pay for insurance, taxes and maintenance of the property. Leased capital assets included in net property, plant and equipment, primarily buildings and improvements, were $31 million and $18 million at September 30, 1996 and 1995, respectively.

Other facilities and equipment are leased under arrangements which are accounted for as operating leases. Total rental expense was $83 million in 1996, and $71 million in 1995 and $55 million in 1994.

Future minimum capital and operating lease payments and the related present value of capital lease payments at September 30, 1996 were as follows:


                                             Capital  Operating
                                             Leases    Leases
                                             -------------------
(in millions)
1997                                           $ 4.1     $ 56.8
1998                                             3.9       43.8
1999                                             4.0       31.2
2000                                             4.0       19.2
2001                                             3.9       10.6
After 2001                                      19.7       49.4
                                               ----------------
Total minimum lease payments                    39.6     $211.0
                                                         ======
Interest                                        12.5
                                               -----
Present value of net minimum lease payments    $27.1
                                               =====

Note 4 - Short-term Debt and Credit Agreements

Short-term debt at September 30, 1996 and 1995 consisted entirely of bank borrowings. At September 30, 1996, the Company had unsecured lines of credit available from banks totalling $2,028 million. The lines of credit are subject to the usual terms and conditions applied by banks. Domestic lines of credit totalling $1,605 million are available for support of outstanding commercial paper including $1,100 million, expiring in September 1997, to support the interim financing for the Prince acquisition (see Note 13). The average short-term debt outstanding during 1996 and 1995 was $339 million and $206 million, respectively. The weighted average interest rate on short-term debt outstanding at September 30, 1996 and 1995 was 5.30% and 5.76%, respectively. Total interest paid on both long-term and short-term debt was $76 million, $63 million and $41 million in 1996, 1995 and 1994, respectively.

Note 5 - Long-term Debt

                                                    September 30,
(in millions)                                     1996       1995
                                                 -----------------
Unsecured notes
  6.15% due in 1996                              $    -     $ 30.0
  6.92% due in 1998                                30.0       30.0
  7.7% due in 2015                                124.8      124.8
  8.2% due in 2024                                125.0      125.0
  6.95% due in 2045                               125.0          -
Industrial revenue bonds due through
  2006, net of unamortized discount
  of $2.6 million in 1996 and
  $3.0 million in 1995                             51.0       51.4
Medium-term notes due in 1997 and 1999
  at an average interest rate of 7.4%             103.0      123.0
Guaranteed ESOP debt due in increasing
  annual installments through 2004 at
  an average interest rate of 7.24%
  (tied in part to LIBOR)                         129.7      138.7
Capital lease obligations                          27.1       18.4
Other                                              69.8       43.3
                                                 -----------------
                                                  785.4      684.6
Less current portion                               33.2       65.3
                                                 -----------------
Long-term debt                                   $752.2     $619.3
                                                 =================


In December 195, the Company issued $125 million of 6.95%, 50 year debentures.

In March 1995, the Comapny refinanced its $150 million, 8.875% debentures due in 1998 by issuing $125 million of 7.7% debentures due in 2015 and $30 million of 6.92% private placement notes due in 1998.

Industrial revenue bond financed facilities have been accounted for as plant and equipment. The related bonds issued by the government units are recorded as long-term debt. Fixed rate industrial revenue bonds totalling $27 million at September 30, 1996 and 1995 had a weighted average interest rate of 6.3%. Variable rate bonds of $27 million at September 30, 1996 and 1995 had weighted average interest rates of 4.1% and 4.7%, respectively.

In 1989 the Company established an employee stock ownership plan (ESOP). The ESOP was financed with $175 million of debt issued by the ESOP. The ESOP debt is guaranteed by the Company as to payment of principal and interest and, therefore, the unpaid balance has been recorded as long-term debt. The dividends on the Series D Preferred Stock held by the ESOP plus Company contributions to the ESOP are used by the ESOP to service the debt. Therefore, interest incurred on the ESOP debt of $10 million for each of the years 1996, 1995, and 1994 has not been reflected as interest expense in the Company's Consolidated Statement of income.

The installments of long-term debt maturing in each of the next five years (including the guaranteed ESOP debt) are: 1997 - $33 million, 1998 - $106 million, 1999 - $21 million, 2000 - $85 million and 2001 - $21 million.

The indentures for the unsecured notes and the guaranteed ESOP debt include various financial covenants, none of which are expected to restrict future operations.

Note 6 - Financial Instruments

The fair values of cash and cash equivalents and short-term debt approximate their carrying values. The fair value of long-term debt which was $757 million and $654 million at September 30, 1996 and 1995, respectively, was determined using market interest rates and discounted future cash flows. The fair values of hedging instruments were obtained from dealer quotes and published foreign currency exchange rates.

Hedging Transactions:

The Company has global operations and participates in the foreign exchange markets to minimize its risk of loss from fluctuations in exchange rates. The Company enters into forward exchange contracts to hedge certain of its foreign currency commitments. Realized and unrealized gains and losses on these contracts are recognized in the same period as the hedged commitments. The Company's forward exchange contracts generally have maturities which do not exceed twelve months in duration, and are designed to coincide with settlement dates of the related transactions.

In March 1994, the Company settled its $54 million cross-currency interest rate swap agreement and subsequently entered into a cross-currency interest rate swap agreement and forward contract to continue to hedge a portion of its $150 million of net investments in its German subsidiaries. Under the swap, the Company receives interest based on a floating U.S. dollar commercial paper rate on $30 million and pays interest based on a floating Deutschemark (DM) LIBOR rate on 50 million DM through March 1997, at which time the Company will receive $30 million in exchange for paying 50 million DM. Under the terms of the forward contract, the Company will pay 50 million DM in exchange for $30 million in March 1997.

In December 1995, the Company entered into a seven-year amortizing French Franc
(FRF) cross currency interest rate swap to hedge a portion of its $160 million of net investments in its French subsidiaries. Under the swap, the Company receives interest based on a fixed U.S. dollar interest rate of 6.95% and pays a floating rate, indexed to the level of the six-month DM LIBOR rate, on the outstanding notional principal amounts in dollars and francs, respectively. The initial notional principal amounts of $80 million and FRF 400 million will remain outstanding until December 1, 1999. Under the terms of the contract, the Company will pay 100 million FRF in exchange for $20 million on the first business day in December 1999 and in each of the subsequent three years through December 2, 2002. On December 2, 2002 the swap will terminate with a final principal settlement of 100 million FRF paid by the Company in exchange for $20 million.

Related foreign exchange gains and losses on the notional principal values of these instruments are deferred in the cumulative translation adjustments account (CTA) within shareholders' equity. The net pretax exchange loss deferred in CTA of approximately $11 million at September 30, 1996 was offset by translation gains and losses on the underlying net investments. Gains and losses on the interest component of the swaps are included in interest expense in the Consolidated Statement of Income on a current basis. The fair value of these instruments approximate their carrying value at September 30, 1996 and 1995.

All contracts are executed with major international financial institutions and, as such, the Company does not anticipate that these institutions will fail to perform.

The following additional forward contracts, by which the Company sold or purchased currencies, were outstanding at September 30, 1996:



Currency               Currency         Contract
Sold                   Purchased        Amount
(in millions)
British Pounds         German DM         $ 99
British Pounds         U.S. Dollars        81
Canadian Dollars       U.S. Dollars        54
Spanish Peseta         German DM           34
German DM              U.S. Dollars        18
French Franc           German DM           16
Italian Lira           U.S. Dollars        15
U.S. Dollars           German DM           13
Others                                     85
                                         ----
                                         $415
                                         ====

The fair value of these forward contracts approximate their carrying value at September 30, 1996 and 1995.

Note 7 - Shareholders' Equity

                                                          September 30,
(in millions of shares)                                  1996        1995
                                                       ------------------
Preferred Stock, $1.00 par value
  Authorized                                              2.0         2.0
  Issued and outstanding Series D Convertible               *           *
                                                       ------------------
Common Stock, $.16-2/3 par value
  Authorized                                            300.0       300.0
  Issued and outstanding                                 82.9        82.2
                                                       ------------------


* 302.0084 and 312.7224 shares of Series D Convertible Preferred Stock were outstanding at September 30, 1996 and 1995, respectively.

In 1989 the Company issued 341.7969 shares of 7.75% Series D Convertible Preferred Stock to its newly established ESOP for $175 million. The Preferred Stock was issued in fractional amounts representing one ten-thousandth of a share each or 3.4 million Preferred Stock units in total. Each Preferred Stock unit has a liquidation value of $51.20.

The ESOP financed its purchase of the Preferred Stock units by issuing debt in the amount of $175 million. The ESOP debt is guaranteed by the Company and is therefore recorded as long-term debt of the Company. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP debt, has been recorded as a deduction from shareholders' equity. The net increase in shareholders' equity at September 30, 1996 and 1995 resulting from the above transactions was $25 million and $21 million, respectively.

Preferred Stock units are allocated to participating employees based on the annual ESOP debt service payments and are held in trust for the employees until their retirement, death, or vested termination. Each allocated unit may be converted into two shares of common stock or redeemed for $51.20 in cash, at the election of the employee or beneficiary, upon retirement, death or vested termination. The Company, at its option, may issue shares of its common stock or distribute cash to the ESOP to redeem the Preferred Stock units. As of September 30, 1996, 6.0 million shares of common stock were reserved for the conversion of the Preferred Stock units. Employees may vote allocated units, and the plan trustee is to vote unallocated units in the same proportion as the allocated units are voted.

Dividends on the Preferred Stock are deductible for income tax purposes and enter into the determination of earnings available for common shareholders net of their tax benefit.

The Company held 3.1 million shares of its common stock in treasury at September 30, 1996. These shares may be used for a variety of purposes, including employee benefit and stock option plans.

Options to purchase common stock of the Company, at prices equal to or higher than market values on dates of grant, are granted to key employees under stock option plans. Stock appreciation rights (SARs) may be granted in conjunction with the stock option grants under one plan. Options or SARs are exercisable between one and ten years after date of grant. Shares available for future grant under stock option plans were 5.0 million at September 30, 1996.

Following is a summary of activity in the stock option plans for 1996 and 1995:

                                                  Weighted          Shares
                                                   Average        Subject to
                                                Option Price        Option            SARs
                                                --------------------------------------------
Outstanding
 September 30, 1994                                $21.35         3,265,080          681,646
  Granted                                           24.66         1,387,400          420,116
  Exercised                                         16.91           836,110          154,236
  Cancelled                                         22.86           661,086          155,920
                                                   -----------------------------------------
Outstanding
 September 30, 1995                                 23.66         3,155,284          791,606
  Granted                                           31.85         1,477,630          349,130
  Exercised                                         21.40           452,656           82,224
  Cancelled                                         26.14           206,184            7,988
                                                   -----------------------------------------
Outstanding,
 September 30, 1996(1)                              26.83         3,974,074        1,050,524
                                                   -----------------------------------------
Exercisable,
 September 30, 1996                                 22.05           951,698          282,216
                                                   -----------------------------------------

(1) Option exercise prices range from $16.56 to $31.84 per share.

Under the terms of a Rights Agreement, as amended effective November 16, 1994, each share of the Company's common stock entitles its holder to one Right. The Rights Agreement provides that if 20% or more of the Company's common stock is acquired, the Rights become exercisable. Further, upon the occurrence of certain defined events, the Rights entitle the holder to purchase common stock of the Company or common stock of an "acquiring company" having a market value equivalent to two times the Right's exercise price of $87.50. In addition, the Rights Agreement permits the Company's Board of Directors, in certain circumstances, to exchange the Rights for shares of common stock and permits a bidder to call for a shareholders' vote to redeem the Rights. The Rights are subject to redemption by the Board of Directors for $.005 per Right. The Rights have no voting power and expire November 30, 2004.

Approximately $50 million of consolidated retained earnings at September 30, 1996 represents undistributed earnings of the Company's partially-owned affiliates accounted for by the equity method.

Note 8 - Retirement Plans

Pension Benefits:

The Company has noncontributory defined benefit pension plans covering most domestic and certain foreign employees. The benefits provided are based primarily on years of service and average compensation or a monthly retirement benefit amount. Funding for domestic pension plans equals or exceeds the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Also, the Company makes contributions to union-trusteed pension funds for construction and service personnel and to defined contribution plans for the majority of Johnson Controls World Services Inc. employees. Net pension expense for defined benefit plans included the following components:

                                                  Year ended September 30,
(in millions)                                    1996    1995   1994
                                              ------------------------------
Service cost                                     $31.6   $28.0   $25.6
Interest cost on projected benefit obligation     51.7    46.5    41.7
Actual return on plan assets                    (105.9)  (75.6)  (16.7)
Net amortization and deferral                     47.6    21.6   (33.6)
                                              ------------------------------
Net pension expense                              $25.0   $20.5   $17.0
                                              ==============================

The following schedule details the funded status of the Company's defined benefit pension plans. Plans with assets exceeding the accumulated benefit obligation (ABO) are segregated by column from plans with the ABO exceeding assets. The plans with the ABO exceeding assets were primarily foreign plans which are not subject to ERISA. The projected benefit obligation was determined using an assumed discount rate of 7.75% at September 30, 1996 and 1995. Pension expense was determined using assumed discount rates of 7.75% in 1996, 8.0% in 1995 and 8.25% in 1994. The assumed long-term rate of return on plan assets was 9.75% in 1996 and 1995, and 10% in 1994. The average rate of compensation increase assumed was 6.0% in 1996, 1995 and 1994.


                                                   September 30,
                                              1996                1995
                                       --------------------------------------
                                       Assets       ABO     Assets    ABO
                                        Exceed    Exceeds   Exceed  Exceeds
(in millions)                            ABO       Assets    ABO    Assets
                                       --------------------------------------
Actuarial present value
of benefit  obligations
  Vested                                $455.6     $87.0    $408.5    $97.0

  Nonvested                               28.1       3.8      26.7      4.7
                                       --------------------------------------
Accumulated benefit obligation           483.7       90.8    435.2    101.7
Effect of projected salary increases     118.8       15.0    117.2     12.5
                                       --------------------------------------
Total projected benefit obligation       602.5      105.8    552.4    114.2
Plan assets at fair value                664.0       40.7    546.6     49.1
                                       --------------------------------------
(Deficit) excess of plan assets over
projected benefit obligation              61.5      (65.1)    (5.8)   (65.1)
Unrecognized transitional asset          (22.9)      (2.7)   (27.2)    (9.9)
Unrecognized net (gain) loss             (11.3)       6.7     49.7     11.1
                                       --------------------------------------
Prepaid (accrued) pension expense        $27.3     ($61.1)   $16.7   ($63.9)
                                        =====================================

At the measurement dates of June 30, 1996 and 1995, plan assets included approximately 824,000 and 804,000 shares, respectively, of Johnson Controls, Inc. common stock with total market values of $28.7 million and $22.7 million at the respective dates.

During 1989, the Company established an ESOP as part of its existing savings and investment (401K) plan, which is available to eligible domestic employees. The ESOP issued debt to finance its purchase of 3.4 million units (341.7969 shares) of the Company's Series D Convertible Preferred Stock for $175 million. The Preferred Stock units are being allocated to participating employees over the 15-year term of the ESOP debt and held in trust until the employees' retirement, death, or vested termination. As of September 30, 1996, approximately 1,464,000 Preferred Stock units had been allocated to employees.

The Company's annual contributions to the ESOP, when combined with the Preferred Stock dividends, are of an amount which will allow the ESOP to meet its debt service requirements. This contribution amount was $8 million in 1996, $6 million in 1995, and $5 million in 1994. Total compensation expense recorded by the Company was $17 million in 1996 and 1995 and $12 million in 1994.

Postretirement Health and Other Benefits:
The Company provides certain healthcare and life insurance benefits for eligible retirees and their dependents. These benefits are not funded, but are paid as incurred. Eligibility of coverage is based on meeting certain years of service and retirement age qualifications. These benefits may be subject to deductibles, copayment provisions and other limitations, and the Company has reserved the right to modify these benefits. Effective January 31, 1994, the Company modified certain salaried plans to place a limit on the Company's cost of future annual retiree medical benefits at no more than 150% of the 1993 cost. Most international employees are covered by government sponsored programs and the cost to the Company is not significant.


Net postretirement benefit expense included the following components:

                                                               Year ended  September 30,
(in millions)                                              1996           1995        1994
                                                           --------------------------------
Service cost                                               $ 3.7          $ 4.3       $ 4.5
Interest cost on accumulated
  benefit obligation                                        10.8           11.2        11.0
Net amortization and deferral                               (2.1)          (1.9)       (1.6)
                                                           --------------------------------
Net postretirement
   benefit expense                                         $12.4          $13.6       $13.9
                                                           ================================

The status of the Company's postretirement benefit plans is as follows:


                                                                         September 30,
(in millions)                                                            1996    1995
                                                                     -------------------
Actuarial present value of accumulated
 postretirement benefit obligation
  Retirees                                                              $ 96.0  $ 84.5
  Vested active plan participants                                         12.4    15.5
  Other plan participants                                                 41.1    44.5
                                                                     -------------------
                                                                         149.5   144.5
Unrecognized prior service cost                                           28.2    30.4
Unrecognized net gain                                                      3.7     4.6
                                                                     -------------------
Accrued postretirement benefit obligation                               $181.4  $179.5
                                                                     ===================


The accumulated postretirement benefit obligation was determined using an assumed discount rate of of 7.75% at September 30, 1996 and 1995. Assumed discount rates of 7.75% in 1996, 8.0% in 1995 and 8.25% in 1994 were used to determine postretirement benefit expenses. The September 30, 1996 accumulated postretirement benefit obligation was determined using assumed healthcare cost trend rates of 11% and 8% for pre-65 and post-65 years of age employees, respectively. The September 30, 1995 accumulated postretirement benefit obligation was determined using assumed healthcare cost trend rates of 12% and 9% for pre-65 and post-65 years of age employees, respectively. These rates decrease 1% per year to an ultimate rate of 6%. The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one percentage point increase in the asssumed healthcare cost trend rate would have increased the accumulated benefit obligation by $9 million at September 30, 1996, and the sum of the service and interest costs in 1996 by $1 million.


No change in the Company's practice of funding these benefits on a pay-as-you-go basis is anticipated.

Note 9 - Research and Development

Expenditures for research activities relating to product development and improvement are charged against income as incurred. Such expenditures amounted to $156 million in 1996, $127 million in 1995 and $116 million in 1994.

Note 10 - Income Taxes

Components of income from continuing operations before income taxes and minority interests included the following:


                                                      Year ended September 30,
(in millions)                                       1996       1995        1994
                                                    -----------------------------
Domestic                                            $353.7     $273.0      $226.7
Foreign                                               67.8       65.3        48.1
                                                    -----------------------------
Income before income taxes                          $421.5     $338.3      $274.8
                                                    =============================

Components of the provision for income taxes for continuing operations were as follows:


                                                      Year ended September 30,
(in millions)                                       1996       1995        1994
                                                    -----------------------------
Current
 Federal                                            $92.7      $98.7       $91.2
 State                                               19.0       21.1        18.1
 Foreign                                             25.8       21.5        19.9
                                                   -----------------------------
                                                    137.5      141.3       129.2

Deferred
 Federal                                             27.3       (2.7)      (14.2)
 State                                                3.5       (0.8)       (0.9)
 Foreign                                              3.5        5.2         5.5
                                                   ------------------------------
                                                     34.3        1.7        (9.6)
                                                   ------------------------------
Provision for income taxes                         $171.8     $143.0      $119.6
                                                   ==============================

An analysis of effective income tax rates for continuing operations is shown below:


                                                      Year ended September 30,
(in millions)                                       1996       1995        1994
                                                   ------------------------------
Federal statutory rate                              35.0%      35.0%       35.0%
State income taxes,
 net of federal benefit                              4.1        4.2         4.2
Foreign tax expense at
 different rates and foreign
 losses without tax benefit                          1.3        1.1         3.2
Other                                                0.4        2.0         1.1
                                                    -----------------------------
                                                    40.8%      42.3%        43.5%
                                                    =============================

The effective income tax rate for discontinued operations was 46% for 1996 and 40% for 1995 and 1994.

Deferred taxes for continuing operations were classified in the Consolidated Statement of Financial Position as follows:

                                                     September 30,
(in millions)                                       1996       1995
                                                   -----------------
Other current assets                                $61.1      $85.3
Other noncurrent assets                              40.9       41.9
                                                   -----------------
Net deferred tax asset                             $102.0     $127.2
                                                   =================

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities for continuing operations included:


                                                           September 30,
(in millions)                                              1996    1995
                                                          --------------
Deferred tax assets
Accrued expenses and reserves                             $111.0  $123.2
Postretirement and postemployment benefits                  79.3    78.1
Operating loss and foreign tax
  credit carryforwards                                      63.5    66.2
Other                                                       19.3    12.5
                                                          --------------
                                                           273.1   280.0
Valuation allowance                                        (56.6)  (30.9)
                                                          --------------
                                                           216.5   249.1
Deferred tax liabilities
Property, plant and equipment                               50.8    47.2
Employee benefits                                           13.1    15.6
Inventories                                                  5.9     5.8
Long-term contracts                                         29.7    18.7
Other                                                       15.0    34.6
                                                          --------------
                                                           114.5   121.9
                                                          --------------
Net deferred tax asset                                    $102.0  $127.2
                                                          ==============




The valuation allowance primarily represents foreign loss carryforwards and foreign tax credit carryforwards for which utilization is uncertain. These tax benefits expire at various dates from 1997 to 2003.

Income taxes paid during 1996, 1995 and 1994 were $116 million, $164 million and $162 million, respectively.

Domestic income taxes have not been provided on undistributed earnings of foreign subsidiaries of $233 million which are considered to be permanently invested. If undistributed earnings were remitted, foreign tax credits would substantially offset any resulting domestic tax liability.

Note 11 - Contingencies

The Company is involved in a number of proceedings and potential proceedings relating to environmental matters. At September 30, 1996, the Company had an accrued liability of approximately $32 million relating to environmental matters. The Company's environmental liabilities are undiscounted and do not take into consideration any possible recoveries of future insurance proceeds. Because of the uncertainties associated with environmental assessment and remediation activities, the Company's future expenses to remediate the currently identified sites could be considerably higher than the accrued liability. Although it is difficult to estimate the liability of the Company related to these environmental matters, the Company believes that these matters will not have a materially adverse effect upon its capital expenditures, earnings or competitive position.

Additionally, the Company is involved in a number of product liability and various other suits incident to the operation of its businesses. Insurance coverages are maintained and estimated costs are recorded for claims and suits of this nature. It is management's opinion that none of these will have a materially adverse effect on the Company's financial position, results of operations or cash flows.

Note 12 - Segment Information

The Company operates in two business segments, automotive and controls.
The automotive segment is primarily engaged in the design and manufacture of complete seat systems, seating components and interior systems for cars, light trucks and vans and the manufacture of automotive batteries for the replacement and original equipment markets. The controls segment is primarily engaged in the installation and service of control systems, the retrofit and service of mechanical equipment and other systems in non-residential buildings, and for on-site integrated facility management services.

All operating revenues and expenses are allocated to business segments and geographical areas in determining their operating incomes. Other income (expense), excluded from the determination of segment operating income, includes interest income and expense, equity in earnings of partially-owned affiliates, gains and losses from sales of long-term assets, foreign currency gains and losses and other miscellaneous expenses. Unallocated assets are corporate cash and cash equivalents, investments in partially-owned affiliates and other non-operating assets.

The Company has sales to the automotive industry. Each of four major automobile manufacturers accounted for between approximately 6% and 14% of the Company's net sales in each of the years 1996, 1995 and 1994. As of September 30, 1996, the Company had accounts receivable totalling $385 million from these manufacturers.

Product transfers from domestic to foreign locations amounted to $72 million in 1996, $48 million in 1995 and $56 million in 1994. Product transfers from foreign to domestic locations were $71 million in 1996, $107 million in 1995 and $43 million in 1994. Interarea transfers of manufactured products are at prices in excess of cost. The resultant income is assigned to the geographic area of manufacture.


                                           Year ended September 30,
                                         ----------------------------
BUSINESS SEGMENTS                          1996     1995      1994
                                         ----------------------------
(in millions)

Net Sales
Automotive                               $6,250.2  $4,770.4  $3,851.8
Controls                                  2,959.8   2,630.3   2,259.9
                                         ----------------------------
 Consolidated                            $9,210.0  $7,400.7  $6,111.7
                                         ============================
Operating Income
Automotive                                 $361.2    $291.1    $218.4
Controls                                    117.7     104.0      93.0
                                         ----------------------------
 Consolidated                              $478.9    $395.1    $311.4
                                         ============================
Assets (Year End)
Automotive                               $3,044.2  $2,292.2  $1,906.9
Controls                                  1,180.1   1,073.1     929.1
Unallocated                                 326.2     315.7     415.2
                                         ----------------------------
                                          4,550.5   3,681.0   3,251.2

Net assets of discontinued operations       440.7     466.6     382.5
                                         ----------------------------
 Consolidated                            $4,991.2  $4,147.6  $3,633.7
                                         ============================

Depreciation/Amortization
Automotive                                 $209.1    $172.2    $146.3
Controls                                     53.4      46.9      44.8
                                         ----------------------------
 Consolidated                              $262.5    $219.1    $191.1
                                         ============================
Capital Expenditures
Automotive                                 $260.6    $274.4    $233.0
Controls                                     61.7      56.5      28.7
                                         ----------------------------
 Consolidated                              $322.3    $330.9    $261.7
                                         ============================




GEOGRAPHIC AREAS                           Year ended September 30,
                                         ----------------------------
(in millions)                            1996        1995      1994
                                         ----------------------------
Net Sales
Domestic                                 $5,967.0  $5,246.9  $4,717.1
European                                  2,709.0   1,667.1     990.9
Other foreign                               534.0     486.7     403.7
                                         ----------------------------
  Consolidated                           $9,210.0  $7,400.7  $6,111.7
                                         ============================

Operating Income
Domestic                                   $409.0    $325.7    $269.3
European                                     49.7      31.4       4.1
Other foreign                                20.9      39.3      37.6
Eliminations                                 (0.7)     (1.3)      0.4
                                         ----------------------------
 Consolidated                               478.9     396.1     311.4
Other income (expense)                      (57.4)    (56.8)    (36.6)
                                         ----------------------------
Income before income taxes
  and minority interests                   $421.5    $338.3    $274.8
                                         ============================

Assets (Year End)
Domestic                                 $2,345.2  $2,067.4  $1,875.5
European                                  1,550.1   1,081.5     791.4
Other foreign                               329.0     216.4     169.1
Unallocated                                 326.2     315.7     415.2
                                         ----------------------------
                                          4,550.5   3,681.0   3,251.2
Net assets of discontinued operations       440.7     466.6     382.5
 Consolidated                            $4,991.2  $4,147.6  $3,633.7
                                         ============================

Note 13 - Subsequent events - acquisition and divestiture

Acquisition of Prince

The Company completed the acquisition of Prince Holding Corporation
(Prince) effective October 1, 1996, for a cash purchase price of approximately $1.3 billion. Prince, based in Holland, Michigan, supplies automotive interior systems and components including overhead systems and consoles, door panels, floor consoles, visors and armrests.

The acquisition will be accounted for as a purchase. As such, the excess of the purchase price over the estimated fair value of the acquired net assets, which approximates $1.1 billion, will be recorded as goodwill.

The acquisition was initially financed with commercial paper.  The
Company intends to use the after-tax proceeds from the sale of its Plastic Container division (PCD) (see below) and debt securities with varying maturities to finance the purchase.

The following unaudited pro forma results of operations of the Company give effect to the acquisition of Prince, the divestiture of PCD and the application of after-tax proceeds from the PCD sale, as though these transactions had occurred on October 1, 1994.

                                                    Year Ended September 30,
(in millions, except per share data; unaudited)         1996       1995
                                                      -------------------
Net sales                                             $10,076.7  $8,102.2
Income from continuing operations                        $232.9    $155.6
Earnings per share from continuing operations
    Primary                                               $2.67     $1.78
    Fully diluted                                         $2.53     $1.68
Weighted average shares
    Primary                                                83.6      82.3
    Fully diluted                                          89.9      89.1


The unaudited pro forma financial information presented is not necessarily indicative of either the results of operations that would have occurred had these transactions taken place on October 1, 1994 or the future results of operations.

Divestiture of Plastic Container Division

On December 6, 1996, the Company and Schmalbach-Lubeca AG/Continental
Can Europe (a member of the VIAG Group) signed a definitive agreement under which Schmalbach-Lubeca would purchase PCD. The transaction is expected to be completed during the Company's 1997 second fiscal quarter. The Company intends to use the after-tax proceeds from the sale to repay a portion of the short-term debt which was used to finance the acquisition of Prince.

The results of PCD have been reported separately as discontinued operations in the Consolidated Statement of Income. The results of the discontinued operations do not reflect any interest expense or management fees allocated by the Company. Prior year consolidated financial statements have been restated to present PCD as a discontinued operation.

Revenues of PCD were $799 million in 1996, $930 million in 1995 and $759 million in 1994. These amounts are not included in sales as reported in the Consolidated Statement of Income.

The net assets of PCD consisted of the following:

                                                          September, 30
(in millions)                                             1996      1995
                                                       ---------------------
Cash and cash equivalents                                  ($1.1)    $23.3
Accounts receivable, net                                    87.5     107.2
Inventories                                                 76.4      78.3
Other current assets                                        22.3      19.4
Property, plant & equipment, net                           358.9     384.2
Goodwill, net                                               54.5      54.3
Other non-current assets                                   (26.4)    (26.8)
Accounts payable                                           (94.7)   (129.4)
Accrued expenses and other liabilities                     (36.7)    (43.9)
                                                       ---------------------
                                                          $440.7    $466.6
                                                       =====================


Note 14 - Subsequent event - stock split

On January 22, 1997, the Company's Board of Directors authorized a two-for-one stock split to be distributed on March 31, 1997 to shareholders of record on March 7, 1997. Shareholders' equity has been restated to give retroactive recognition to the stock split by reclassifying from Capital in Excess of Par Value to Common Stock the par value of the additional shares arising from the split. In addition, all share and per share information in the financial statements and notes thereto have been restated.

                    JOHNSON CONTROLS, INC. AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (in millions)
================================================================================


Year Ended September 30,                               1996      1995       1994
                                                      ---------------------------
Accounts Receivable - Allowance for Doubtful Accounts

Balance at beginning of period                        $18.6     $19.9      $14.3

Provision charged to costs and expenses                 6.8       4.5        8.8

Accounts charged off                                   (4.7)     (5.8)      (3.3)

Acquisition of businesses                               1.0        --        0.7

Recoveries on accounts previously charged off          (1.0)      0.2       (1.1)

Currency translation                                   (0.1)      0.4        0.6

Other                                                   0.3      (0.6)      (0.1)
                                                      --------------------------
Balance at end of period                              $20.9     $18.6      $19.9
                                                      ==========================


Deferred Tax Asset - Valuation Allowance

Balance at beginning of period                        $30.9     $23.8       $6.0

Allowance established for new
   loss carryforwards and tax credits                  30.6       8.5       18.0

Allowance reversed for loss
   carryforwards utilized                              (4.9)     (1.4)      (0.2)
                                                      --------------------------
Balance at end of period                              $56.6     $30.9      $23.8
                                                      ==========================

Johnson Controls, Inc.
Quarterly Financial Data

                                                                 First       Second       Third       Fourth         Full
Year ended September 30,                                       Quarter      Quarter     Quarter      Quarter         Year
(in millions, except per share data; unaudited)             ------------------------------------------------------------------
1996
Net sales                                                       $1,997.0   $2,245.5     $2,482.0     $2,485.5      $9,210.0
Gross profit                                                      $303.2     $299.3       $349.5       $379.7      $1,331.7
Income from continuing operations                                  $45.3      $36.3        $63.5        $77.6        $222.7
Discontinued operations, net of tax                                 $1.7       $0.1         $5.8         $4.4         $12.0
Net income                                                         $47.0      $36.4        $69.3        $82.0        $234.7
Earnings per share from continuing operations
   Primary                                                         $0.52      $0.40        $0.73        $0.90         $2.55
   Fully diluted                                                   $0.49      $0.39        $0.69        $0.85         $2.42
Earnings per share
   Primary                                                         $0.54      $0.40        $0.80        $0.95         $2.69
   Fully diluted                                                   $0.51      $0.39        $0.76        $0.89         $2.55

1995
Net sales                                                       $1,664.6   $1,845.9     $1,927.1     $1,963.1      $7,400.7
Gross profit                                                      $254.2     $272.1       $294.8       $343.6      $1,164.7
Income from continuing operations                                  $34.0      $29.6        $47.4        $57.0        $168.0
Discontinued operations, net of tax                                 $7.2       $2.7         $7.9        $10.0         $27.8
Net income                                                         $41.2      $32.3        $55.3        $67.0        $195.8
Earnings per share from continuing operations
   Primary                                                         $0.39      $0.33        $0.54        $0.67         $1.93
   Fully diluted                                                   $0.37      $0.32        $0.51        $0.62         $1.82
Earnings per share
   Primary                                                         $0.47      $0.37        $0.64        $0.78         $2.26
   Fully diluted                                                   $0.45      $0.35        $0.60        $0.73         $2.13

MANAGEMENT'S DISCUSSION AND ANALYSIS

DISCONTINUED OPERATIONS

On December 6, 1996, the Company and Schmalbach-Lubeca/AG Continental Can (a member of the VIAG Group) signed a definitive agreement under which Schmalbach-Lubeca would purchase the Plastic Container division (PCD) of the Company. The transaction is expected to be completed during the Company's 1997 second fiscal quarter.

Operating results, net assets and cash flows of PCD have been segregated in the accompanying consolidated financial statements. Net earnings of PCD were $12 million ($.13 per share on a fully diluted basis) in 1996, $28 million ($.31 per share on a fully diluted basis) in 1995 and $30 million ($.34 per share on a fully diluted basis) in 1994 on sales of $799 million, $930 million and $759 million, respectively.

CONTINUING OPERATIONS

FISCAL 1996 COMPARED TO FISCAL 1995

SALES

Consolidated net sales for 1996 were $9,210 million, representing a 24% increase over 1995 sales of $7,401 million. Automotive segment sales rose 31% to $6,250 million in 1996, principally due to the Company's participation in new and successful vehicle seating programs worldwide and the acquisition of Roth Freres (Roth) during the year. New seating programs launched in 1996 included Ford's F-Series truck in North America and Fiesta in Europe. Some of the more successful vehicle programs in which the Company participates include Ford's Explorer, Chrysler's Jeep Cherokee and General Motors' Jimmy/Blazer. In December 1995, the Company completed the acquisition of approximately 75% of Roth, a major supplier of seating and interior components to the European automotive industry, which added approximately $500 million to 1996 sales. Sales of automotive batteries increased as a result of the higher level of unit shipments to both replacement and original equipment customers. Increased market penetration by aftermarket battery customers and the colder winter weather were key contributors to the increase in replacement battery demand.
In addition, higher lead costs, which are passed through to customers in pricing, increased sales.

Controls segment sales for 1996 were $2,960 million, 13% greater than 1995.
The increase was primarily generated by a higher level of activity in the
existing buildings market.   Worldwide commercial integrated facilities
management sales improved substantially year-over-year. Sales of retrofit control systems to the non-residential buildings market, primarily in the form of performance contracts, also contributed to the increase. Construction sales in Europe and the Pacific Rim were also higher than the year ago period. Facilities management activity in the U.S. government market was lower than the prior year.

Assuming continued slow economic expansion in the U.S. and in Europe, management projects consolidated net sales during 1997 to exceed 1996 levels. Automotive segment sales are expected to increase approximately 25%-30%, despite relatively stable vehicle production levels worldwide, due to the acquisition of Prince Holding Corporation (Prince) effective October 1, 1996 (see Acquisition), a full year's impact of the Roth acquisition and the launch of new seating business, both domestically and outside the U.S. The segment will also benefit from higher battery shipments to new and existing customers, including Western Auto.

Management expects an increase in controls segment sales of approximately 10%-15%. The anticipated driver of this increase is a higher level of activity in the existing buildings market, primarily in the area of commercial integrated facilities management and performance contracting. At September 30, 1996, the unearned backlog of commercial building systems, services, and integrated facilities management contracts to be executed within the next fiscal year was $1,168 million. The increase from the prior year amount of $1,122 million is primarily due to growth in orders for integrated facilities management and performance contracting business. The unearned backlog of government facilities management contracts, which reflects only the noncancellable portion of uncompleted contracts, was $424 million at September 30, 1996. This was 4% lower than the prior year as a result of scope reductions on several U.S. government projects.

OPERATING INCOME

Consolidated operating income for 1996 was $479 million, an increase of 21% over 1995. The automotive segment's operating income increased 24%, to $361 million, in 1996. The segment benefited from higher volumes in both North America and Europe. Operating margin improvements in North America and Europe, associated with established vehicle seating program efficiencies, were more than offset by start-up costs in the segment's emerging South American and Asia/Pacific seating markets. Significant reductions in battery operating costs also benefited operating margins.

Operating income of the controls segment was $118 million, an increase of 13% over the prior year. Income grew in line with the higher sales and primarily resulted from the increased activity in the worldwide existing commercial buildings market.

Consolidated operating income is expected to increase in 1997, with the improvement derived primarily from the higher sales projections. The automotive segment's operating income is anticipated to grow as a result of the acquisition of Prince (see Acquisition), volume increases related to new seating and battery business, and continued involvement in successful vehicle programs. Start-up programs in South America and the Asia/Pacific region will continue to impact operating income. The automotive segment has supply agreements with certain of its customers that provide for annual productivity price reductions and, in some instances, for the recovery of material and labor cost increases. The segment has been, and anticipates it will continue to be, able to significantly offset any sales price changes with cost reductions from design changes, productivity improvements and similar programs with suppliers. The controls segment will continue to benefit from the increasing activity in the existing commercial buildings market, particularly in the integrated facilities management and performance contracting markets.

OTHER INCOME/EXPENSE

Net interest expense (interest expense net of interest income) in 1996 was $66 million, $19 million higher than the prior year. The increase primarily resulted from the financing associated with the Roth acquisition and the debt assumed with the purchase. Net interest expense for 1997 is expected to increase substantially as a result of the financing associated with the Prince acquisition (see Acquisition).

Miscellaneous-net income of $8 million compares to an expense of $10 million in the prior year. The Company recorded $14 million more in equity income in 1996 than in 1995. The majority of this improvement related to the Company's Mexican affiliates which benefited from both improved operating results and the absence of prior year losses associated with the Mexican Peso devaluation. Other miscellaneous income items included gains associated with the sale of certain assets and foreign currency transactions.

PROVISION FOR INCOME TAXES

The effective income tax rate on continuing operations for 1996 was 40.8%, lower than the 1995 rate of 42.3%. The effective rate declined due to improved performance by certain of the Company's consolidated subsidiaries and European operations, offset by start-up operations in emerging markets. The effective rate for the fiscal year remained higher than the combined federal and state statutory rate of approximately 39%, principally due to overall higher foreign effective rates. The effective rate for 1997 is expected to be approximately 42.5%, taking into account the non-deductible goodwill amortization associated with the acquisition of Prince (see Acquisition).

MINORITY INTERESTS

Minority interests in net earnings of subsidiaries was level with the prior year at $27 million.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations rose 33% in 1996 to $223 million as a result of the improvements in operating and equity income, offset by the increase in interest expense. Primary and fully diluted earnings per share from continuing operations were $2.55 and $2.42, respectively, for 1996, up from $1.93 and $1.82 in 1995.


FISCAL 1995 COMPARED TO FISCAL 1994

SALES

Consolidated net sales for 1995 were $7,401 million, a 21% increase from 1994. A 24% increase in automotive segment sales to $4,770 million was primarily generated by the Company's participation in new and successful vehicle seating programs worldwide and continued strong North American vehicle production levels. New vehicle programs launched in 1995 in which the Company participated included Chrysler's Cirrus/Stratus sedans and Jeep Cherokee, General Motors' Jimmy/Blazer and Toyota's Avalon. In January 1995 the Company acquired the remaining interest in a domestic seating business which produces rear seats for the Ford Explorer. The consolidation of this business also contributed to the year-over-year increase. European seating sales increased substantially as a result of the success of new business for customers including Ford, Rover and Skoda, and favorable currency translation rates. Sales of batteries declined due to the loss of the supply contract to Sears, Roebuck & Company, for which final shipments were made in September 1994. Higher unit shipments to existing customers, both in the aftermarket and to original equipment manufacturers, and higher lead costs, which are passed through to customers in pricing, helped to partially offset the decline.

Controls segment sales for 1995 were $2,630 million, 16% greater than in 1994. This increase stemmed from a higher level of activity in the existing buildings market. Strong growth within the worldwide integrated facilities management market was largely due to the acquisition of Procord, a United Kingdom facility management services provider, in September 1994. A contract to operate six United Kingdom Atomic Energy Authority sites in March 1995, was also a major contributor to the sales increase. Sales of retrofit control systems to the non-residential buildings market, primarily in the form of performance contracts, also contributed to the increase. Facility management activity in the U.S. government market was lower year-over-year.

OPERATING INCOME

Consolidated operating income was $395 million for 1995, an increase of 27% over 1994. The increase can be attributed to the strong improvement in consolidated net sales. The automotive segment's operating income of $291 million was 33% higher than the prior year. The segment benefited from higher volumes in both North America and Europe, and successful cost containment initiatives which lowered manufacturing expense. The European seating operations generated income during 1995 as compared with a loss in the prior year, reflecting a number of new programs moving from the start-up phase into production.

Operating income of the controls segment improved 12% to $104 million as a result of the increased activity in the worldwide existing buildings market. Income grew at a lesser rate than sales primarily due to the high level of investments associated with supporting the rapid integrated facilities management growth and the assimilation of acquisitions.


OTHER INCOME/EXPENSE

Net interest expense in 1995 was $47 million, $13 million higher than the prior year. The increase resulted from the financing associated with acquisitions and higher short-term interest rates.

Miscellaneous-net expense of $10 million was $8 million higher than the prior year because of a decline in equity income. The lower equity income was primarily due to the approximately $6 million impact of the devaluation of the Mexican Peso on the Company's unconsolidated Mexican affiliates.

PROVISION FOR INCOME TAXES

The effective income tax rate on continuing operations for 1995 was 42.3%, lower than the 1994 rate of 43.5%. The effective rate declined due to improved performance by the Company's European operations. The effective rate for the fiscal year remained higher than the combined federal and state statutory rate of approximately 40%, due in part to overall higher foreign effective rates.

MINORITY INTERESTS

Minority interests in net earnings of subsidiaries increased $7 million to $27 million in 1995. The increase relates to higher earnings from certain of the Company's North American automotive seating consolidated subsidiaries.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations rose 25% in 1995 to $168 million as a result of the increase in operating income, offset by the increases in interest and other miscellaneous-net expenses. Primary and fully diluted earnings per share from continuing operations were $1.93 and $1.82, respectively, for 1995, up from $1.53 and $1.46 in 1994.

CAPITAL EXPENDITURES AND OTHER INVESTMENTS

Capital expenditures related to the continuing operations were $322 million, $331 million and $262 million in 1996, 1995 and 1994, respectively. Approximately eighty percent of the spending in 1996 was focused on the automotive segment, and was related to the expansion of automotive seating facilities and product lines worldwide, and cost reduction projects. Controls segment spending primarily represented cost reduction projects. Capital expenditures for 1997 are projected to approximate $375-$400 million. The majority of the spending will again be focused on automotive seating and interior expansion, with spending for the controls segment information technology and cost reduction programs related to both segments making up the remainder of the spending.

Goodwill increased $83 million to $548 million at September 30, 1996. The increase is attributable to business acquisitions during 1996, most notably the acquisition of Roth at the end of the Company's first fiscal quarter. All acquisitions were accounted for as purchases, and as such, operating results are included since the respective acquisition dates. Goodwill is expected to increase significantly in 1997 in conjunction with the acquisition of Prince (see Acquisition).

Investments in partially-owned affiliates of $128 million were approximately $38 million higher than the prior year. Notable increases during 1996 included the recording of the affiliate investment held by Roth and the initial investment in a battery joint venture in China. The Company recorded approximately $16 million of equity income for the year.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

Cash provided by operating activities of the continuing operations was $403 million during 1996 compared to $297 million in 1995. This increase was generated by higher income as adjusted for depreciation and amortization of intangibles. Total working capital (excluding "Net assets of discontinued operations") increased to $226 million at September 30, 1996 compared to $81 million at September 30, 1995. This increase primarily reflects the impact of the Roth purchase and the higher level of business activity.

CAPITALIZATION

The Company's capitalization of $2,541 million at September 30, 1996 included short-term debt of $248 million, long-term debt, including the current portion, of $785 million and shareholders' equity of $1,508 million. Total debt as a percentage of total capitalization increased to 41% from 38% at September 30, 1995. In December 1995, the Company issued $125 million of 6.95%, 50-year debentures, the proceeds of which were used to finance the acquisition of Roth. The Company expects total capitalization to increase substantially in fiscal 1997 as a result of the Prince acquisition financing (see Acquisition).

In September 1996, the Company entered into two new revolving credit facilities, one for $500 million maturing in May 2001 and one for $1.1 billion maturing in September 1997. The credit facilities support the issuance of commercial paper, including amounts issued for interim financing of the Prince acquisition (see Acquisition). At September 30, 1996, $248 million of short-term borrowings were outstanding compared to $130 million in 1995. Additional unused credit facilities of approximately $423 million are available to the Company's international subsidiaries.

A shelf registration statement is on file with the Securities and Exchange Commission (SEC) under which the Company can issue a total of $350 million in debt securities. Since the filing, $299 million of various debt securities have been issued under the registration. On October 4, 1996, the Company filed a universal shelf registration for $1.5 billion with the SEC. The registration, currently under review by the SEC, covers issuance of a variety of debt and equity instruments.

High credit ratings from Moody's (A2), Fitch (A) and Standard & Poor's (A - credit watch) have been maintained on the Company's long-term debt.

The Company's capital resources and liquidity position are considered sufficient to meet projected needs. Requirements for working capital, capital expenditures, dividends and debt maturities in fiscal 1997 will continue to be funded from operations, supplemented by short-term or long-term borrowings, if required.

Because of its global operations, the Company participates in the foreign exchange markets in order to minimize the Company's risk of loss from fluctuations in exchange rates. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies, and using foreign currency borrowings when appropriate to finance investments outside the United States.

ACQUISITION

The Company completed its acquisition of Prince effective October 1, 1996, for a cash purchase price of approximately $1.3 billion. Prince, based in Holland, Michigan, supplies automotive interior systems and components including overhead systems and consoles, door panels, floor consoles, visors and armrests. Prince had consolidated net sales of $867 million for the fiscal year ended September 30, 1996.

The acquisition will be accounted for as a purchase. As such, the excess of the purchase price over the estimated fair value of the acquired net assets, which approximates $1.1 billion, will be recorded as goodwill.

The acquisition was initially financed with commercial paper. The Company intends to use the after-tax proceeds from the sale of PCD to repay a portion of the commercial paper.

FUTURE ACCOUNTING CHANGES

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Statement is effective for the Company's 1997 fiscal year. The financial statement effect of adoption is currently under review.

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." This Statement requires either recognition of compensation expense in the financial statements for those companies that adopt the fair value based accounting method or expanded disclosure of pro forma net income and earnings per share information for those companies that retain the current accounting method set forth in Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees." The Company plans to retain the current accounting method set forth in APB 25 and will begin expanded disclosure in its fiscal 1997 financial statements.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

The Company's U.S. operations are governed by federal environmental laws, principally the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Clean Air Act, and the Clean Water Act, as well as state counterparts ("Environmental Laws"), and by federal and state laws addressing worker safety and health ("Worker Safety Laws"). These laws govern ongoing operations and the remediation of sites associated with past operations. Under certain circumstances these laws provide for civil and criminal penalties and fines, as well as injunctive and remedial relief.

The Company's policy is to comply with applicable Environmental Laws and Worker Safety Laws, and it has expended substantial resources, both financial and managerial, to comply with such laws and for measures designed to protect the environment and maximize worker protection and safety.

The Company believes it is in substantial compliance with such laws, and maintains procedures designed to ensure compliance. However, the Company has been, and in the future may become, the subject of formal or informal enforcement actions or proceedings. Such matters typically are resolved by negotiation with regulatory authorities resulting in commitments to compliance or abatement programs and payment of penalties. Historically, neither such commitments nor penalties imposed on the Company have been material.

Environmental Laws require that certain parties fund remedial actions regardless of fault, legality of original disposal or ownership of the site. The Company is currently participating in environmental assessment and remediation at a number of sites under these laws, and it is likely that in the future the Company will be involved in additional environmental assessments and remediations. Such sites include facilities that had been engaged in the recycling of lead batteries.

Future remediation expenses at these and other sites are subject to a number of uncertainties, including the method and extent of remediation (dependent, in part, on existing laws and technology), the percentage and type of material attributable to the Company, the financial viability of site owners and the other parties, and the availability of insurance coverage. A charge to earnings is recorded for sites when it is probable that a liability has been incurred and the cost can be reasonably estimated.

Environmental considerations are a part of all significant capital expenditure decisions; however, expenditures in 1996 related solely to environmental compliance were not material. Environmental remediation, compliance and management expenses incurred by the Company in 1996 were approximately $18 million. At September 30, 1996, an accrued liability of approximately $32 million was maintained relating to environmental matters. The Company's environmental liabilities are undiscounted and do not take into consideration any possible recoveries of future insurance proceeds. Because of the uncertainties associated with environmental assessment and remediation activities, future expenses to remediate the currently identified sites could be considerably higher than the accrued liability. However, while neither the timing nor the amount of ultimate costs associated with known environmental assessment and remediation matters can be determined at this time, the Company does not expect that these matters will have a material adverse effect on its financial position, results of operations or cash flows.

On June 30, 1995, the Company appealed to the Wisconsin Court of Appeals, the Milwaukee County Circuit Court's order granting the summary judgement motion of the Employers Insurance of Wausau and dismissing Johnson Controls' complaint seeking to recover environmental response costs at 21 sites. The Circuit Court based its decision on the reasoning of a 1994 Wisconsin Supreme Court case that held that under the law of Wisconsin, response costs under CERCLA are not "damages" as that term is used in comprehensive general liability policies. This appeal is still pending. The Company has not recorded any anticipated recoveries of future insurance proceeds, and therefore, the outcome of this case should have no significant impact on the Company's consolidated financial statements.

If future Environmental and Worker Safety Laws contain more stringent requirements than currently anticipated, expenditures may have a more significant effect on the Company's financial position, results of operations or cash flows. In general, the Company's competitors face the same laws, and, accordingly, the Company should not be placed at a competitive disadvantage.

RISK FACTORS

Except for the historical information contained herein, certain matters discussed in this "Management's Discussion and Analysis" are "forward looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risks and uncertainties, and are subject to change based on various important factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning that numerous important factors as discussed in the Company's Form 8-K filing (dated September 27, 1996), among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls, Inc.
Five Year Summary

                                                                                   Year ended September 30,
                                                                1996 (1,2)      1995         1994      1993 (3)       1992
                                                                -----------------------------------------------------------
(dollars in millions, except per share data)
Operating Results
Net sales                                                        $9,210.0     $7,400.7    $6,111.7    $5,496.6     $4,556.3
Operating income                                                   $478.9       $395.1      $311.4      $268.5       $233.4
Income from continuing operations before
   cumulative effect of accounting changes                         $222.7       $168.0      $134.8      $113.6       $102.7
Net income                                                         $234.7       $195.8      $165.2       $15.9       $123.0
Earnings per share from continuing operations
   before cumulative effect of accounting changes
      Primary                                                       $2.55        $1.93       $1.53       $1.28        $1.18
      Fully diluted                                                 $2.42        $1.82       $1.46       $1.21        $1.13
Earnings per share
      Primary                                                       $2.69        $2.26       $1.90       $0.08        $1.43
      Fully diluted                                                 $2.55        $2.13       $1.80       $0.08 (6)    $1.36
Return on average
   shareholders' equity (4)                                            17%          16%         15%         13%(5)       11%
Capital expenditures                                               $322.3       $330.9      $261.7      $239.4       $175.8
Depreciation                                                       $226.6       $191.7      $169.3      $161.5       $136.9
Number of employees                                                65,800       59,200      54,800      50,100       46,800

Financial Position
Working capital (excluding "Net assets of
   discontinued operations")                                       $225.8        $81.1      $226.9      $213.8       $249.6
Total assets                                                     $4,991.2     $4,147.6    $3,633.9    $3,062.7     $3,014.4
Long-term debt                                                     $752.2       $619.3      $661.6      $487.7       $483.3
Total debt                                                       $1,033.5       $814.8      $702.3      $527.6       $650.6
Shareholders' equity                                             $1,507.8     $1,340.2    $1,202.8    $1,079.0     $1,194.2
Total debt to total capitalization                                     41%          38%         37%         33%          35%
Book value per share                                               $17.88       $16.05      $14.55      $13.15       $14.74

Common Share Information
Dividends per share                                                 $0.82        $0.78       $0.72       $0.68        $0.64
Market prices
   High                                                           $38-1/4          $33     $30-5/8    $29-9/16      $10-7/8
   Low                                                            $28-7/8      $22-7/8    $22-7/16    $19-5/16     $15-3/16
Number of shareholders                                             44,636       37,971      33,227      30,483       27,464
Weighted average shares (in millions)
   Primary                                                           83.6         82.3        82.1        81.5         80.2
   Fully diluted                                                     89.9         89.1        88.5        88.5         87.6

(1) Share and per share information has been restated to give retroactive effect to a two-for-one split of the Company's common stock effective March 7, 1997.

(2) Historical amounts have been restated to reflect the reclassification of the Plastic Container division as a discontinued operation.

(3) Results include the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment Benefits." The combined cumulative effect of the accounting changes was a one-time charge of $122 million or $1.50 per share on a primary basis and $1.41 per share fully diluted, after taxes.

(4) The income amount used in the calculation is the Company's total net income.

(5) The net income amount used in the calculation excludes the cumulative effect of accounting changes; however, the cumulative effect has been reflected in average equity computation.

(6) Calculation is anti-dilutive.